EXHIBIT 5.4

LEASE

2 One 2 of Concord, LLC

LANDLORD

iCoreConnect Inc

TENANT

July 14, 2020

Date of Commencement of Lease:

September 1, 2020

- Lease, page 2

- Lease, page 3

ARTICLE 25 - EXECUTION	30-33

RULES AND REGULATIONS	34-35

EXHIBIT "A-1" Leased Premises / Office Layout	36

EXHIBIT "A-2" Site Plan / Parking Layout	37

EXHIBIT "B" Landlord's Work	38-39

EXHIBIT "C" Tenant Allowance	40-41

EXHIBIT "D" Description of Tenant's Work	42

- Lease, page 4

"THIS PAGE INTENTIONALLY LEFT BLANK"

- Lease, page 5

LEASE

THIS INDENTURE OF LEASE, made on July 14, 2020 by and between 2 One 2 of Concord, LLC, (herein called "Landlord") whose mailing address is 7035 Northwinds Drive, NW, Concord, NC 28027, and iCoreConnect Inc Inc, whose mailing address is specified in Section 24.5 of this Lease, (herein called "Tenant").

W I T N E S S.

ARTICLE 1 - GRANT AND TERM

SECTION 1.1 Leased Premises.

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be observed and performed, Landlord demises and leases to Tenant, a portion of 2 One 2 of Concord, LLC, Office Complex, (herein called the "Office Complex") in Concord and the State of North Carolina, and more particularly described in Exhibit “A-1” as Suite “A” consisting of approximately 2,146 square feet located in Lower Level of Building at 7035 Northwinds Drive, NW, Concord, NC 28027 (the “leased premises”). The leased premises shall be established with a street address of “7039 Northwinds Drive, NW, Suite “A,” Concord, NC 28027.”

SECTION 1.2 Use of Additional Areas.

The use and occupation by Tenant of the leased premises shall include the use in common with others entitled thereto of the common areas, employees' parking areas, service roads, loading facilities, sidewalks and customer car parking areas, shown and depicted on Exhibit “A-2” – Site / Parking Plan, dated January 10, 2019, and other facilities as may be designated from time to time by the Landlord, subject however to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord makes no representations or warranties with respect to the number or availability of either employee or customer parking areas.

SECTION 1.3 Term and Commencement.

The term of this lease shall be for Three (3) years commencing on the later to occur of (i) the date possession of the leased premises is delivered to Tenant, vacant and broom clean, free of all tenants and rights of occupancy, in compliance with Laws and free of violations (including Laws with respect to Hazardous Materials), with all Building Systems in good working order and Landlord’s Work (as set forth on Exhibit “B”) Substantially Completed and (ii) September 1, 2020 (the “Commencement Date”) and shall fully expire at midnight on August 31, 2023, unless sooner terminated as herein provided. The Landlord shall deliver the leased premises to the Tenant on September 1, 2020, or a mutually agreed upon date.

SECTION 1.4 Option to Extend.

Tenant is hereby granted the right and option to extend the term of this lease for One (1) additional term of One (1) year provided that Tenant is not in default beyond any applicable notice and cure period at the expiration of the original term of this lease. To exercise this option Tenant must give written notice of its intent to exercise the option to Landlord at the place where notices are to be given Landlord hereunder not later than ninety (90) days prior to the end of the original term of this lease, or the end of the prior option period as applicable. In the event that Tenant exercises this option, this lease shall continue in full force and effect for the extended term upon the same terms and conditions as provided herein, except that the base rent shall be increased as mutually agreeable to both Landlord and Tenant.

- Lease, page 6

ARTICLE 2 - CONDITION OF PROPERTY AND EXCUSE OF LANDLORD'S PERFORMANCE

SECTION 2.1 Condition of Property.

Except for the Substantial Completion of such alterations, modifications and changes, if any, as Landlord has agreed to make at its sole expense to the leased premises all of which are set forth in Exhibit “B” – Landlord’s Work, attached hereto and incorporated herein, Tenant shall accept the leased premises in an "as is" condition as of the date of the execution of this lease; provided, however, that any and all of any equipment or trade fixtures belonging to Landlord or any previous tenant may be removed by the Landlord on or before the commencement date. “Substantial Completion” means that the applicable work described in Exhibit “B” has been substantially completed by Landlord in compliance with all applicable Laws and a certificate of occupancy has been issued. Except for such alterations, modifications and changes as Landlord may have agreed to make pursuant to Exhibit “B” – Landlord’s Work, Tenant shall furnish all labor and materials necessary to fixture, alter, modify and change the leased premises for Tenant's business. All such alterations, modifications and changes by Tenant shall be accomplished in complete accordance with the provisions of Article 4 hereof and shall be at Tenant's sole expense.

ARTICLE 3 - RENT

SECTION 3.1 Base Rent.

Tenant shall pay Landlord as fixed rental for said premises for the whole term hereof the sum as indicated below. The fixed rental for the Years 1 thru 3 (herein called "minimum") of Forty Thousand Eight Hundred Dollars and Zero cents ($40,800.00), annually, is payable in twelve (12) equal monthly installments of Three Thousand Four Hundred Dollars and No cents ($3,400.00).

Lease Rates – Based on 2,146 Leasable Square Feet.

Year 1 $40,800 annual lease, or $3,400.00 per month, including TICAM.

Year 2 $40,800 annual lease, or $3,400.00 per month, including TICAM.

Year 3 $40,800 annual lease, or $3,400.00 per month, including TICAM.

Tenant shall submit a check in the amount of Ten Thousand Two Hundred Dollars and Zero Cents ($10,200.00) to Landlord (1st month’s rent, last month’s rent and a Security Deposit of Three Thousand Four Hundred Dollars and Zero Cents).

- Lease, page 7

Each monthly installment, as indicated in above Section 3.1 Base Rent, is due and payable in advance, on or before the first day of each calendar month, at the place where notices are to be given Landlord hereunder, or at such other place as may be designated by Landlord, without any prior demand therefore, and without any deduction or set off whatsoever except where explicitly set forth herein to the contrary (in any abatement provision). The rent for the first calendar month of the term hereof shall be applied by Landlord on the commencement date of the term and, in the event the term commences on a day other than the first day of the calendar month, the rent due for the first calendar month shall be prorated.

SECTION 3.2 Not Used.

SECTION 3.3 Taxes on Rentals.

In the event that any federal, state, local or other governmental authority shall impose or assess any tax, levy or other charge on or against all or any part of the rentals paid or to be paid by Tenant under the terms of this lease, and Landlord is thereby required to collect from Tenant or pay such tax, levy or charge to such authority, Tenant covenants and agrees, within ten (10) days from written demand therefore, to pay to or reimburse Landlord all such charges as may be imposed or assessed, which, for the purposes of this lease, shall be deemed to be due from Tenant as additional rent.

SECTION 3.4 Late Payment of Rentals and Returned Checks.

Time is of the essence of this agreement and if Landlord elects to accept rent after the tenth (10th) day of each month, a late charge of Twenty Five Dollars and zero cents ($25.00) will be due as additional rent. In the event Tenant's check is dishonored by the bank on which it is drawn, Tenant agrees to pay Landlord Fifty Dollars ($50.00) as a handling charge and, if appropriate, the late charge. Returned checks must be redeemed by cash, cashier's check, certified check or money order. In the event more than one check is returned, Tenant agrees to pay all future rents and charges in the form of cashier's check, certified check or money order. The grace period provided in this section is strictly related to the liquidated damages for a late payment and shall in no way modify or stay Tenant's obligation to pay rent when it is due, nor shall the same preclude Landlord from pursuing the remedies under section 19, or otherwise allowed by law.

SECTION 3.5 Property Taxes.

All ad valorem real property taxes levied on the Building and Office Complex, including the leased premises shall be promptly paid by the Landlord when due. Tenant shall pay all ad valorem personal property taxes levied on the Tenant’s personal property within the leased premises, including all taxes levied on Tenant’s equipment or fixtures installed by Tenant or on the Tenant's operation.

SECTION 3.6 Insurance Premiums.

Landlord shall carry, at Landlord's expense, fire and extended coverage insurance on the Office Complex, including the leased premises, for the full replacement value thereof, naming Landlord as primary insured thereunder. Tenant shall carry, at Tenant's expense, such insurance on the Tenant’s contents of the Demised Premises and Tenant’s leasehold improvements as Tenant deems necessary.

- Lease, page 8

SECTION 3.7 Cost of Maintenance of Common Areas.

Tenant shall comply with the Rules and Regulations, a copy of which is hereto attached, concerning care and cleaning of the Common Areas of the Office Complex and the leased premises. Except for the day to day responsibilities for the Common Areas imposed on the Tenant by the Rules and Regulations the Landlord shall be responsible for the maintenance and upkeep of the Common Areas of the Office Complex. “Common Areas” shall mean the areas, amenities and facilities of the Building and of the Office Complex designed and intended for non-exclusive uses with Landlord and other occupants, such as the Building’s lobbies, fire vestibules, restrooms, mechanical areas, corridors, electrical and janitorial closets, risers and shafts, kitchenettes, walkways, sidewalks and driveways, stairways, entranceways, roadways, parking areas and landscaping.

ARTICLE 4 - CONSTRUCTION AND ALTERATION

SECTION 4.1 Acceptance of Premises.

Provided that Landlord has Substantially Completed all of Landlord’s Work, the taking of possession of the leased premises by Tenant shall be conclusive evidence that said premises were in good and satisfactory condition. Tenant shall have the right, upon Substantial Completion of Landlord’s Work, to conduct a walk-through of the leased premises with Landlord (at a time reasonably acceptable to Landlord and Tenant) to confirm such Substantial Completion.

SECTION 4.2 Changes and Additions to Buildings.

Provided that at all times during the term of this lease Tenant is provided with reasonable access to parking and to use of the leased premises, Landlord hereby reserves the right at any time to make alterations or additions to, and to build additional offices on the building in which the leased premises are contained and to build adjoining the same. Landlord also reserves the right to construct and remove other buildings or improvements in the Office Complex from time to time and to make alterations thereof or additions thereto and to building additional stories on any such building or buildings and to build adjoining same and to construct double-deck or elevated parking facilities. Landlord further reserves the right to enter and use the leased premises and adjacent property for the purpose of installing, repairing and removing wiring, piping, ducts and conduits for service or performing other work related to such construction, alteration, or addition to the leased premises or other buildings in the Office Complex, provided that Landlord shall not unreasonably interfere with the use of the leased premises by Tenant. Landlord shall use its best efforts to minimize any disruption to the conduct by Tenant of its business operations in the leased premises. Landlord shall not be liable to Tenant for any disruption of or interference with Tenant's business upon the leased premises resulting from the construction or existence of any such changes, alterations, modifications, additions, removals and repairs and improvements. Notwithstanding the foregoing, unless corrected by Landlord within five (5) business days, Tenant shall be entitled to abate rent for the period of any disruption or interference with Tenant’s business including, but not limited to, an interruption of essential utility services, caused by the Landlord or its agents.

- Lease, page 9

ARTICLE 5 - CONDUCT OF BUSINESS BY TENANT

SECTION 5.1 Use of Premises.

The premises are hereby leased solely for use as Professional Offices and for no other use whatsoever. The premises are leased exclusively for business and commercial purposes only and may never be used at any time for residential purposes.

ARTICLE 6 - COMMON AREAS AND FACILITIES

SECTION 6.1 Operation and Maintenance of Common Areas.

Landlord shall at its own expense, operate and maintain (i) all structural elements of the Building, including the roof (and all downspouts, flashings and the roof membrane), bearing walls, columns and floors, and (ii) the Common Areas and common facilities of the areas of the Office Complex including all Building systems (plumbing, electrical, HVAC, sewer, mechanical and life safety systems of the Building). Landlord shall maintain as common areas the parking lots within the areas of the Office Complex shown upon attached Exhibit “A-2” – Site/Parking Plan, dated January 10, 2019, for the non-exclusive use, in common with such others as Landlord may prescribe, including the occupants, employees and customers of the office or offices on the areas of the Office Complex not owned by Landlord, of Tenant, its agents, employees and customers for vehicle parking. Use of common areas shall be subject to the provisions of section 6.2.

SECTION 6.2 Control of Common Areas by Landlord.

All parking areas, access roads and facilities which may be furnished by Landlord in or at the Office Complex for the general use, in common, of tenants, their officers, agents, employees and customers, shall at all times be subject to the exclusive control and management of Landlord. Landlord may delegate, assign, or subcontract its rights and obligations, in whole or in part, under this section to tenants or third parties. Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all facilities and areas mentioned in this section. Landlord shall construct, maintain and operate lighting facilities on all said areas and improvements and shall have the right to police the same. Landlord shall have the right from time to time to change the location and arrangement of the parking areas and other facilities referred to in this section, to change truck routes to such extent as the Landlord may desire provided that the leased premises are adequately served by the new route; to establish or designate employee parking areas and to restrict parking by Tenants, their officers, agents and employees to employee parking areas; to construct surface or elevated parking areas and facilities; to establish and from time to time change the level or parking surfaces; to close all or any portion of said areas or facilities to such extent as may, in the opinion of Landlord's counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily all or any portion of the parking areas or facilities; to discourage non-customer parking; to dedicate or convey property or public, utility or drainage use; and to do and perform such other acts in and to said areas and improvements as, in the use of good business judgement, the Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees, and customers.

- Lease, page 10

ARTICLE 7 - TENANT'S LIABILITY FOR MAINTENANCE & SUPERVISION

SECTION 7.1 Tenant's Responsibilities.

Tenant shall at all times keep the leased premises, including maintenance of exterior entrances to the Premises, all glass and show window moldings, and all partitions, door fixtures, equipment and appurtenances thereof, including lighting in the Premises, in good order, condition and repair, including reasonably periodic painting. Landlord shall maintain the structural portions of the premises. If Landlord is required to make repairs to structural portions of the Office Complex by reason of Tenant's negligent acts or omission to act, Landlord may add the reasonable costs of such repairs to the rent which shall thereafter become due. Tenant shall:

7.1.1 keep the inside and outside of all glass in the doors and windows of the premises clean;

7.1.2 keep all interior surfaces of the leased premises clean;

7.1.3 If damaged by Tenant, replace promptly at its own expense with glass of like kind and quality any plate glass or window glass of the leased premises which may become cracked or broken;

7.1.4 not place or maintain any merchandise or other articles in the vestibule or entry of the premises, on the foot walk adjacent thereto or elsewhere on the exterior of the leased premises;

7.1.5 maintain the leased premises at its own expense in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests (hiring of a janitorial service and cleaning of space are Tenant’s responsibility);

7.1.6 not permit undue accumulations of garbage, trash, rubbish and other refuse, remove the same at its own expense, and keep such refuse in proper containers, or trash room maintained by Tenant, on the interior of the leased premises until called for to be removed;

7.1.7 not use or permit the use of any apparatus for sound reproduction or transmission of any musical instrument in such manner that the sounds so reproduced, transmitted or produced shall be audible beyond the interior of the premises;

7.1.8 not cause or permit objectionable odors to emanate or be dispelled from the premises;

7.1.9 comply with all laws and ordinances and all valid rules and regulations of any Federal, State, municipal or other public authority having jurisdiction in the premises (“Laws”) relating to Tenant’s specific use or occupancy of the leased premises provided that Tenant shall not be obligated to comply with any Laws requiring any alterations in, to or upon any portion of the Building located outside the Premises or requiring structural alterations in or to the Premises unless the application of such Laws (and the obligation to comply therewith) arises from: (1) the specific manner and nature of Tenant’s use or occupancy of the leased premises , as distinct from general office use, or (2) alterations made by Tenant that are not typical alterations in a commercial office space.

- Lease, page 11

7.1.10 not park, and require its employees to refrain from parking any vehicle in the Office Complex parking lots except in the areas designated by Landlord for employee and Tenant parking;

7.1.11 not overload the electric wiring serving the premises or within the premises, and install at its own expense, but only after obtaining Landlord's written approval, any electric wiring which may be required in connection with Tenant's apparatus;

7.1.12 repair promptly, at its own expense, any damage to the premises caused by bringing into the premises any property for Tenant's use, or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused, unless caused by Landlord, its agents, employees or contractors; and

7.1.13 conduct its business in the premises in all respects in a dignified manner and in accordance with high standards of professional business operation.

SECTION 7.2 Heating, Ventilating, and Air Conditioning Units.

During the full term of this lease and any renewals or extensions thereof, included as part of the monthly TICAM, Landlord shall maintain and keep the heating, ventilating, and air conditioning units (hereinafter referred to as "HVAC" and the "HVAC Units") serving the leased premises in a good working condition making such repairs thereof as may, from time to time, become necessary. In addition, Landlord may, at its sole cost and expense, for the full term of this lease, including any renewals or extensions thereof, engage a reputable and knowledgeable HVAC company acceptable to Landlord to provide service and maintenance to the HVAC Units. Landlord may require the HVAC company to make at least quarterly inspections of the HVAC Units and to make, at the time of each such inspection, the repairs, replacements, and maintenance services the HVAC company deems appropriate.

SECTION 7.3 Landlord's Right to Intervene.

If, on ten (10) days written notice form Landlord, Tenant fails, refuses or neglects to commence or pursue any repair or maintenance of the leased premises required by this Article, Landlord may, in addition to the remedies available to Landlord for Tenant's default under Article 19, make such necessary repairs or perform such maintenance on behalf of Tenant, at Tenant's expense. Landlord shall not be liable to Tenant for any loss or damage, that may occur to Tenant's merchandise, fixtures, or other property or to Tenant's business by reason of Landlord's performance of Tenant's duties under this section, unless such damages results from the negligence or willful misconduct by the Landlord, its agents or employees.

- Lease, page 12

SECTION 7.4 Surrender of Premises.

At the expiration of the Tenancy hereby created, Tenant shall surrender the leased premises in the same condition as the leased premises were in upon delivery of possession thereto under this lease, reasonable wear and tear, and damage by unavoidable casualty excepted, and shall surrender all keys for the leased premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the leased premises. Tenant shall remove all its trade fixtures and any alterations or improvements made by Tenant during the term which Landlord requests it to remove before surrendering the leased premises and shall repair any damage to the leased premises caused thereby. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this lease. In the event Tenant shall fail to remove its trade fixtures and other alterations and improvements made by Tenant during the term as demanded by Landlord or to return the leased premises in the condition as herein provided, Landlord may, immediately and without notice to Tenant, remove and store at Tenant's expense any trade fixtures and may cause any necessary repairs and alterations to be made and the Tenant shall pay Landlord's costs for making such repairs plus fifteen per cent (15%) for overhead upon presentment of bill therefore. The rights and remedies given Landlord in this section for Tenant's default hereunder shall be in addition to, and not in lieu of, all other rights and remedies accorded Landlord on account of Tenant's default under Article 19 of this lease or at law or equity.

SECTION 7.5 Rules and Regulations.

The rules and regulations appended to this lease are hereby made a part of this lease, and Tenant agrees to comply with and observe the same. Tenant's failure to keep and observe said rules and regulations beyond any applicable notice and cure period shall constitute a breach of the terms of this lease in the manner as if the same were contained herein as covenants. Landlord reserves the right from time to time to amend or supplement said rules and regulations applicable to leased premises and the Office Complex in a fair and nondiscriminatory manner. Notice of such additional rules and regulations and amendments and supplements, if any, shall be given to Tenant, and Tenant agrees thereupon to comply with and observe all such rules and regulations, and amendments thereto and supplements thereof.

ARTICLE 8 - LANDLORD'S OBLIGATION FOR MAINTENANCE

SECTION 8.1 Responsibilities of Landlord.

Landlord shall maintain all structural elements of the Building including but not limited to the roof, gutters, downspouts, and exterior walls. In the event any repairs become necessary to the structural portions of the roof, exterior walls, or foundations of the leased premises, or sidewalks adjacent to said premises, during the term of this lease, then on written notice from Tenant to Landlord stating the necessity therefor and the nature thereof, Landlord shall, with reasonable promptness, and at its own expense, make any such necessary repairs specified in such notice. The phrase "structural portions" as used in this section shall not be construed to require Landlord to make repairs to interior surfaces of the leased premises unless the damage to such interior surface resulted from defects otherwise required to be kept in repair by Landlord. Landlord shall not be liable for damage to any goods or property, or injury, to person, caused by failure to perform any maintenance or repair which Landlord is obligated under the terms of this lease to perform unless Tenant shall first have notified Landlord of the need for same in writing and Landlord shall then have had a reasonable time thereafter to perform same with due diligence.

- Lease, page 13

Landlord’s responsibilities pursuant to this section shall include: (a) operating, managing, maintaining and repairing as necessary all common areas including lighting, cleaning, and painting thereof, (b) removal of rubbish and debris from the Common Areas of the Building and Office Complex; (c) replacement and maintenance of walkways, landscaping, and lighting facilities; (d) planting, replanting and replacing flowers, shrubbery, and planters and the supplies required therefor; (e) maintenance and repair of all utilities used in connection with the operation of the Common Area and maintenance of common area facilities; (f) repairing and patching worn or damaged areas in the pavement, as well as recapping the pavement; and (g) snow and ice removal from the sidewalks, entranceways, parking areas and common areas as needed.

ARTICLE 9 - DISPLAYS, SIGNS, AWNINGS, PAINTING, ALTERATIONS, TRADE FIXTURES

SECTION 9.1 Signs.

Tenant shall not place or suffer to be placed or maintain on the exterior of the premises any sign, advertising matter or other thing of any kind, and shall not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the premises without first obtaining Landlord's written approval thereof; and Tenant agrees to maintain such sign, decoration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times.

Exterior signage for Tenant in the Office Complex shall be of the form and size designated by the Landlord and shall be an expense of the Tenant. Location of signage shall be as determined by Landlord and coordinated with Tenant, subject to stipulations as provided within Exhibit “D.”

SECTION 9.2 - Not Used.

SECTION 9.3 Painting.

Tenant shall not paint or decorate any part of the exterior of his leased premises.

SECTION 9.4 Alterations.

Tenant shall not alter the store front of the premises and shall not make any structural alterations to the premises or any part thereof.

SECTION 9.5 Required Permits and Lien Waivers.

Tenant shall not alter the leased premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord may withhold its consent to such alterations for any reason in any way.

- Lease, page 14

ARTICLE 10 - INSURANCE, INDEMNITY, AND ATTORNEY'S FEES

SECTION 10.1 Liability Insurance.

Tenant, at its own cost, shall obtain and maintain during the continuance of this lease agreement, General Liability, Workers Compensation and Property Insurance coverage for the leased premises and its employees as stated below with insurance companies with an AM Best rating of A- ,VII or higher:

General Liability – minimum limits of:

$1,000,000	Each Occurrence
$2,000,000	General Aggregate
$2,000,000	Products/Completed Ops Aggregate
$1,000,000	Personal/Advertising Injury
$500,000	Damage to Rented Premises (Each Occurrence)
$5,000	Medical Expenses (Any One Person)

Workers Compensation –

Statutory limits	Part A
Part B-Employers Liability
$500,000	Each Accident
$500,000	Disease Policy Limit
$500,000	Disease Each Employee

Property insurance – Replacement Cost for any Betterments & Improvements to leased premises. Tenant is responsible for insuring any business personal property (BPP) owned or leased by Tenant.

Landlord shall be added as an additional insured under Tenant’s General Liability Insurance with a thirty (30) days prior written notice of cancellation/modification clause. Tenant shall provide Landlord a Certificate of Insurance annually with the Landlord as the certificate holder and showing the above insurance requirements.

The insurance agreed to herein Section 10.1 may be provided in a combination of self-insured retention, primary insurance and/or umbrella/excess insurance.

SECTION 10.2 Increase in Fire and Extended Coverage Insurance Premium.

10.2.1 Tenant agrees that it will not keep, use, sell or offer for sale in or upon the leased premises any article which may be prohibited by the standard form of fire insurance policy. Tenant agrees to pay any increase in premiums for fire and extended coverage insurance that may be charged during the term of this lease on the amount of such insurance, which may be carried by Landlord on said premises or the building of which they are a part, resulting from the type of merchandise sold by Tenant in the leased premises; whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant's use of the leased premises, a schedule, issued by the organization making the insurance rate on the leased premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the first insurance rate on the leased premises.

- Lease, page 15

10.2.2 In the event Tenant's occupancy causes any increase of premium for the fire, boiler or casualty rates on the leased premises or any part thereof above the rate for a standard office use type of occupancy legally permitted in the leased premises, the Tenant shall pay the additional premium on the fire, boiler or casualty insurance policies by reason thereof. The Tenant also shall pay in such event, any additional premium on the rent insurance policy that may be carried by the Landlord for its protection against rent loss through fire. Bills for such additional premiums shall be rendered by Landlord to Tenant at such times as Landlord may elect, and shall be due from, and payable by Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, additional rent. Landlord shall deliver the leased premises to Tenant as of the commencement date in compliance with all applicable Laws and with the requirements of the Fire Rating authority and Landlord’s underwriters.

SECTION 10.3 Waiver of Subrogation.

Landlord and Tenant each waives any right of recovery against the other and its agents or representatives of the other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease Agreement to be maintained) with respect to the leased premises, the Building or the Office Complex or any operation therein.

SECTION 10.4 Indemnifications.

The Tenant agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Landlord, its agents or representatives (collectively, Landlord) against all damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, to the extent caused by the Tenant’s negligent acts in connection with damage to property, personal injury or death or otherwise relating to the leased premises or the occupancy or use by Tenant of the leased premises or any part thereof and anyone for whom the Tenant is legally liable.

The Landlord agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Tenant, its agents or representatives (collectively, Tenant) against all damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, to the extent caused by the Landlord’s negligent acts in connection with damage to property, personal injury or death or otherwise relating to the Office Complex or Landlord’s operation, maintenance and/or repair of any part thereof and anyone for whom the Landlord is legally liable.

Neither the Landlord nor the Tenant shall be obligated to indemnify the other party in any manner whatsoever for the other party’s own negligence or for the negligence of others.

SECTION 10.5 Attorney's Fees.

The parties stipulate and agree that in the event either party fails to render any performance due under this lease in the time and manner required, the party in default shall, in addition to paying any other damages sustained by or rendering any performance due to the other party, reimburse the other party for any expenses incurred in enforcing, or collecting damages for the breach of, this lease, including but not limited to the other party's reasonable attorney's fees.

The parties agree that they shall each be responsible for their own attorney's fees and other expenses incurred in connection with the formation of this lease.

SECTION 10.6 Governing Law.

This Contract shall be governed, interpreted, and construed under the substantive laws of the State of North Carolina; Cabarrus County; and City of Concord, North Carolina.

- Lease, page 16

ARTICLE 11 - UTILITIES

SECTION 11.1 Utility Charges.

Tenant shall pay for electricity used on a proportionately pro rated basis. Electricity is currently provided via one meter for entire Lower Level. Tenant shall pay for its pro rata portion of the monthly total for electricity consumed in the Lower Level, based on Tenant leased square footage in relation to the total square footage in the Lower Level to Landlord at cost within thirty days of invoice therefor by Landlord.

SECTION 11.2 Trash Removal.

A dumpster is provided for the Rental Complex. Tenant shall be responsible for prompt placement of his trash/garbage in trash dumpster.

ARTICLE 12 - OFFSET STATEMENT, ATTORNMENT, SUBORDINATION

SECTION 12.1 Offset Statement.

Within ten (10) days after written request therefor by Landlord, or in the event that upon any sale, assignment or hypothecation of the leased premises or the land thereunder by Landlord, an estoppel certificate, in such form as may be reasonably acceptable to Landlord and Tenant, shall be required from Tenant. Tenant agrees to deliver in recordable form a certificate to any proposed mortgagee or purchaser, or to Landlord, certifying, if such be the case, that this lease is in full force and effect and that there are no defenses or offsets thereto, or stating those claimed by Tenant.

SECTION 12.2 Attornment.

Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by the Landlord covering the leased premises and provided that Tenant receives a non-disturbance agreement from such successor landlord, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this lease.

SECTION 12.3 Subordination.

Landlord reserves the right to subject and subordinate this lease at all times to the lien of any mortgage or deed of trust now or hereafter placed upon Landlord's interest in the leased premises, or upon the land or premises of which the leased premises are a part, or upon any building now or hereafter placed upon the land of which the leased premises form a part, and to all advances made or hereafter to be made upon the security thereof, all without the necessity of Tenant joining in any such subordination, however, within fifteen (15) days of the written request of Landlord, Tenant shall execute and deliver such further instrument evidencing such subordination as Landlord may reasonably request. It is further understood and agreed, however, that neither such subordination, nor any foreclosure of any such mortgage or deed of trust, shall affect Tenant's right to continue in possession of the leased premises under the terms of this lease so long as Tenant shall not default in the performance of Tenant's obligations hereunder beyond any applicable notice and cure period.

- Lease, page 17

ARTICLE 13 - ASSIGNMENT AND SUBLETTING, CONCESSIONS, CORPORATE OWNERSHIP

SECTION 13.1 Consent Required.

Tenant shall not assign, sublease or otherwise encumber any part of its interest in this Lease or in the Premises without the prior consent of Landlord. Notwithstanding the foregoing, Tenant may assign this Lease or sublet the leased premises or any portion thereof, without Landlord’s written consent, but with notice to Landlord, if such transfer is to an Affiliate of Tenant (an entity owning Tenant, under common ownership with Tenant or owned by Tenant), to any entity acquiring substantially all of Tenant’s assets or to an entity with whom Tenant is merged or consolidated provided that such transfer is not a subterfuge by Tenant to avoid its obligations under this Lease.

SECTION 13.2 – Not Used.

SECTION 13.3 Operation of Concessions.

Tenant shall not permit any business to be operated in or from the leased premises by any concessionaire or licensee.

SECTION 13.4 - Not Used.

ARTICLE 14 - WASTE, GOVERNMENTAL REGULATIONS

SECTION 14.1 Waste or Nuisance.

Tenant shall not commit or suffer to be committed any waste upon the leased premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the building in which the leased premises may be located, or in the Office Complex, or which may disturb the quiet enjoyment of any person of the boundaries within the Office Complex.

SECTION 14.2 Governmental Regulations.

Tenant shall, at Tenant's sole cost and expense, comply with all of the requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to Tenant’s use or occupancy of the premises, and shall faithfully observe in the use of the premises all municipal and county ordinances and state and federal statutes now in force or which may hereafter be in force provided that Tenant shall not be obligated to comply with such requirements requiring any alterations in, to or upon any portion of the Building or Office Complex located outside of the leased premises or requiring structural alterations in or to the leased premises unless in both cases the application of such requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the premises as distinct from general office use or (ii) alterations made by Tenant that are not typical alterations in a commercial office space.

- Lease, page 18

ARTICLE 15 - DESTRUCTION OF LEASED PREMISES

SECTION 15.1 Destruction of the Leased Premises.

15.1.1 If less than fifty percent (50%) of the leased premises shall be damaged or destroyed by fire, the elements, unavoidable accident, or other casualty, the base rent shall be abated to the extent of the fair rental value of such portion and Landlord, at his sole discretion, shall restore the Premises pursuant to the terms of Section 15.1.2 of this Lease, unless the leased premises as shall be rendered unfit for occupancy for the usual conduct of Tenant's business, as determined in good faith and using commercially reasonable judgment by the Landlord or Tenant, in which case either the Landlord or Tenant shall have the right to terminate this Lease upon thirty (30) days written notice to the other party and all rent shall abate as of the date of such damage.

15.1.2 If the leased premises are damaged or destroyed by any of the aforementioned causes, and the lease is not terminated by either party as provided above, Landlord shall restore the premises to a condition comparable to the condition of the leased premises upon the commencement of this lease as well as perform any applicable work set forth in Exhibit “B” Landlord’s Work, hereof within 365 days of the date of casualty. Tenant, upon the completion of Landlord's restoration, shall refixture, alter, improve, modify or change the leased premises so that they will be completely restored to substantially the same condition as they were immediately prior to the damage or destruction. The cost and expense of such respective restoration shall be borne by Landlord and Tenant, and Landlord and Tenant shall be reimbursed out of the insurance proceeds available to the extent provided below.

15.1.3 Unless the lease shall have been terminated, Landlord shall collect and hold the proceeds of the aforementioned property casualty insurance policy or policies applicable to Tenant’s leasehold improvements or alterations made after the commencement date after deducting the costs and expenses of collecting same, if any, and shall apply same to the cost of the restoration of the premises to the extent permitted by Landlord's mortgagee. Upon completion of the restoration, the proceeds shall be applied first to Landlord's cost of repair and the remainder to Tenant's cost of repair. Tenant shall collect and hold the proceeds paid to it under its policies of insurance and apply same to repair or refurnishing of its trade fixtures and restocking of its inventory.

SECTION 15.2 Destruction of the Office Complex.

In the event that fifty percent (50%) or more of the rentable area of the Office Complex shall be damaged or destroyed by fire or other cause, notwithstanding that the leased premises may be unaffected by such fire or other cause, this lease shall automatically terminate as of the date of casualty. Rent shall be adjusted as of the date of such termination.

- Lease, page 19

ARTICLE 16 - EMINENT DOMAIN

SECTION 16.1 Total Condemnation.

If the whole of the leased premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this lease shall cease and terminate as of the date of title vesting in such proceeding and all rentals shall be paid up to that date and Tenant shall have no claim against Landlord for the value of any unexpired term of this lease.

SECTION 16.2 Total Condemnation of the Parking Area.

If the whole of the common parking areas in the Office Complex shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this lease shall cease and terminate as of the date of title vesting in such proceeding unless Landlord shall take immediate steps to provide other parking facilities substantially equal to the previously existing ratio between the common parking areas and the leased premises, and such substantially equal parking facilities shall be provided by Landlord at its own expense within ninety (90) days from the date of acquisition. In the event that Landlord shall provide such other substantially equal parking facilities, then this lease shall continue in full force and effect. In any event, Tenant shall have no claim against Landlord for the value of any unexpired term of this lease.

SECTION 16.3 Partial Condemnation.

If any part of the leased premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, and in the event such partial taking or condemnation shall render the leased premises unsuitable for the business of the Tenant, then the term of this lease shall cease and terminate as of the date of title vesting in such proceeding and Tenant shall have no claim against Landlord for the value of any unexpired term of this lease. In the event of a partial taking or condemnation which is not extensive enough to render the premises unsuitable for the business of the Tenant, then Landlord shall have the right to terminate this lease by giving Tenant written notice of its election to do so within thirty (30) days of title vesting in such proceeding, whereupon this lease shall terminate as of the date of the notice. In default of such notice by Landlord, this lease shall continue. In the event Landlord elects not to terminate this lease, then Landlord shall promptly restore the leased premises to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking, the lease shall continue in full force and effect, and the fixed base rent shall be reduced proportionately as to the portion lost in the taking.

SECTION 16.4 Partial Condemnation of the Parking Area.

If any part of the parking areas in the Office Complex shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose and if, as the result of such partial taking the number of parking spaces or the ratio of square feet of parking area to square feet of the total area of the entire Office Complex buildings is reduced to a number or ratio below that as may be required under any applicable state or local laws, ordinances, or regulations, then the term of this lease shall cease and terminate from the date of title vesting in such proceeding, unless the Landlord shall take immediate steps toward increasing the number of parking spaces or the parking ratio to at least the base as may be required under any applicable state or local laws, ordinances, or regulations by providing additional parking area, multi-level parking, ramp parking or otherwise, in which event this lease shall be unaffected and remain in full force and effect as between the parties. In any event, Tenant shall have no claim against Landlord for the value of any unexpired term of this lease.

- Lease, page 20

SECTION 16.5 Landlord's Damages.

In the event of any condemnation or taking as hereinbefore provided, whether whole or partial, the Tenant shall not be entitled to any part of the award, as damages or otherwise, for such condemnation and the Landlord is to receive the full amount of such award, the Tenant hereby expressly waiving any right or claim to any part thereof.

SECTION 16.6 Tenant's Damages.

Although all damages in the event of any condemnation are to belong to Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the leased premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any and all damage to Tenant's business by reason of the condemnation and for or in account of any cost or loss to which Tenant might be put in removing Tenant's merchandise, furniture, leasehold improvements and equipment.

ARTICLE 17 - TENANT'S PROPERTY

SECTION 17.1 Taxes on Leasehold.

Tenant shall be responsible for and shall pay before delinquency all municipal, county or state taxes assessed during the term of this lease against any leasehold interest or personal property of any kind placed in, upon or about the leased premises by Tenant.

SECTION 17.2 Loss and Damage.

Landlord shall not be liable for any damage to property of Tenant or of others entrusted to employees of Tenant, nor for the loss or damage to any property of Tenant by theft or otherwise. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or from backups of any drains, pipes, or plumbing facilities leaks from any part of the leased premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature. All property of Tenant kept or stored on the leased premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant's insurance carriers, unless such damage shall be caused by the willful act or gross neglect of Landlord.

- Lease, page 21

ARTICLE 18 - ADVERTISING, MERCHANTS' ASSOCIATION

SECTION 18.1 – Not Used.

SECTION 18.2 Solicitation of Business.

Tenant and Tenant's employees and agents shall not solicit business in the parking or other common areas, nor shall Tenant distribute any handbills or other advertising matter in automobiles parked in the parking area or in other common areas.

ARTICLE 19 - DEFAULT OF THE TENANT

SECTION 19.1 Default of Tenant.

The following events or occurrences shall each constitute an event of default:

19.1.1 If Tenant or Tenant's guarantor, if any, shall make an assignment for the benefit of its creditors; or

19.1.2 If the leasehold estate hereby created in Tenant shall be taken by execution or by other process of law; or

19.1.3 If any petition shall be filed against Tenant or Tenant's guarantor, if any, in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant or Tenant's guarantor shall thereafter be adjudicated bankrupt, or such petition shall be approved by the Court, or the court shall assume jurisdiction of the subject matter and if such proceedings shall not be dismissed within ninety (90) days after the institution of the same; or if such petition shall be so filed by Tenant, or Tenant guarantor; or

19.1.4 If, in any proceedings, a receiver or trustee be appointed for Tenant's property or the property of Tenant's guarantor and such receivership or trusteeship shall not be vacated or set aside within ninety (90) days after the appointment of such receiver or trustee; or

19.1.5 If Tenant or Tenant's guarantor, if any, shall fail to pay any installment of the fixed annual base rent or additional rent or any part thereof when the same shall become due and payable, and such failure shall continue for ten (10) days after receipt of written notice from Landlord; or

19.1.6 If Tenant or Tenant's guarantor, if any, shall fail to perform or observe any other requirement of this Lease on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after receipt of written notice thereof from Landlord to Tenant.

19.1.7 On the happening of any one or more of the events of default above, and the expiration of the prescribed period of time, if any, Landlord, in addition to the other rights and remedies it may have, shall have the right to immediately declare this Lease terminated, the term ended and all of the right, title and interest of Tenant hereunder shall wholly cease and expire upon receipt by Tenant of a Notice of Termination. Tenant shall then immediately quit and surrender the Leased Premises to Landlord. Tenant shall remain liable as hereinafter provided.

- Lease, page 22

SECTION 19.2 Landlord's Remedies.

19.2.1 If this Lease shall be terminated as provided in Section 19.1, Landlord or Landlord's agents or employees may immediately or at any time thereafter re-enter the Leased Premises and remove therefrom Tenant, its agents, employees, licensees, and any sub-tenants and other persons, firms or corporations, and all or any of its or their property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law or by force or otherwise, without being liable to indictment or prosecution of damages therefore, and repossess and enjoy the Leased Premises, together with all alterations, additions, and improvements thereto. Landlord, in the event of such re-entry and repossession, may store Tenant's property in a public warehouse or elsewhere at the cost of and for the account of Tenant.

19.2.2 In case of any such termination, re-entry or dispossess by summary proceedings or otherwise, the rents and all other charges required to be paid up to the time of such termination, re- entry or dispossess, shall be paid by Tenant and Tenant shall also pay to Landlord all reasonable expenses which Landlord may then or thereafter incur for legal expenses, attorneys' fees, brokerage commissions (applicable to the unexpired original term only) and all other reasonable costs paid or incurred by Landlord for the restoring of the Leased Premises to good order and condition and for reletting thereof. Landlord may, at any time and from time to time, relet the Leased Premises in whole or in part, for any rental then obtainable either in its own name or as agent of Tenant, for a term or terms which, at Landlord's option, may be for the remainder of the then current term of this Lease or for any longer or shorter period. Landlord shall have the duty to mitigate its damages arising under this Lease.

19.2.3 If this lease be terminated as prescribed above, Tenant nevertheless covenants and agrees notwithstanding any entry or re-entry by Landlord whether by summary proceedings, termination or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered and whether the leased premises be relet or remain vacant in whole or in part of for a period less than the remainder relet by the Landlord. Tenant shall be entitled to a credit, but not in excess of the rent or other charges reserved under the terms of this Lease, in the net amount of rent received by Landlord in reletting the Leased Premises after deduction of all expenses and costs incurred or paid in reletting the Leased Premises and in collecting the rent in connection therewith. As an alternative, at the election of Landlord, Tenant shall pay to Landlord as damages such a sum as at the time of such termination represents the amount of the excess, if any, of the then present value of the total fixed annual base rent and additional rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Lease term if the Lease terms had been fully complied with by the Tenant over and above the then present rental value of the Leased Premises for the balance of the term. Suit or suits for the recovery of the deficiency of damages referred to in this section or for any installment or installments of fixed annual base rent and additional rent hereunder, or for a sum equal to any such installment or installments, may be brought by Landlord at once or from time to time at Landlord's election and nothing in this Lease contained shall be deemed to require Landlord to await the date whereon this Lease or the term hereof would have expired by limitation had there been no such default by Tenant or no such cancellation or termination.

- Lease, page 23

19.2.4 Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant also waives any and all right of redemption or re-entry or repossession under present or future laws including any amendments hereafter, or to restore the operation of this Lease. In case Tenant shall be dispossessed by a judgment or by warrant of any court of judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease, Landlord and Tenant, so far as permitted by law, waive and will waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the premises, or any claim of injury or damage. The terms "enter", "re-enter", "entry" or "re-entry", as used in this Lease are not restricted to their technical legal meaning. In the event Landlord commences any proceedings for non-payment of base rent or additional rent, Tenant will not interpose any counterclaim in any such proceeding. This shall not, however, be construed as a waiver of Tenant's rights to assert such claim in any separate action or actions initiated by Tenant.

19.2.5 No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other than existing or subsequent breach thereof.

19.2.6 In the event of any breach by Tenant of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity, by statute or otherwise.

19.2.7 Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise.

SECTION 19.3 Mechanics' Liens.

19.3.1 Tenant agrees to pay when due all sums of money that may become due or purporting to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished or to be furnished to or for Tenant in, upon or about the Leased Premises or Landlord's interest therein.

19.3.2 If any mechanics' liens shall be filed against the Leased Premises or Landlord's Tract based upon any act of Tenant or anyone claiming through Tenant, Tenant after notice thereof from Landlord, or any person in privity of estate with Landlord, shall forthwith commence such action by bonding, deposit, payment or otherwise, as will remove or satisfy such lien within thirty (30) days. In the event Tenant does not remove or satisfy such lien within the thirty (30) day period, Landlord shall have the right to do so by posting a bond or undertaking and Tenant agrees to reimburse Landlord for any and all expenses incurred by Landlord in connection therewith within five (5) days after receipt by Tenant of Landlord's invoice therefore. These expenses include, but are not limited to, filing fees, legal fees and bond premiums.

19.3.3 Nothing in this section shall be deemed or construed as (a) Landlord's consent to any person, firm or corporation for the performance of any work or services or the supply of any materials to the Leased Premises or any improvement thereon; or, (b) giving Tenant or any other person, firm or corporation any right to contract for or to perform or supply any work, services or materials that would permit or give rise to a lien against the Leased Premises or any part thereof.

- Lease, page 24

ARTICLE 20 - SECURITY DEPOSIT

SECTION 20.1 Amount of Security Deposit.

Defined as one month’s rent, plus first and last month’s rent of lease, for a total of three (3) months, or Ten Thousand Two Hundred Dollars and Zero Cents ($10,200.00) which sum shall decrease to Six Thousand Eight Hundred Dollars and Zero Cents ($6,800.00) following the application of the first month’s rent to the first full month of the Lease term.

ARTICLE 21 - ACCESS, RESERVATIONS AND RELEASES OF LANDLORD

SECTION 21.1 Right of Entry.

Tenant shall permit Landlord, its agents, employees and contractors to enter the premises and all parts thereof upon not less than 24 hours’ notice to Tenant and during Tenant’s customary business hours, except in the case of emergency when no notice shall be required, to inspect the same and to enforce or carry out any provision of this lease.

SECTION 21.2 Exclusive Use of Roof and Side Walls.

Landlord shall have the exclusive right to use all or any part of the roof and side walls of the premises for any purpose.

SECTION 21.3 Non-Exclusive Remedies.

The mention in this lease of any specific rights or remedy shall not preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may be otherwise entitled either by law or in equity.

SECTION 21.4 Release from Liability.

21.4.1 Tenant agrees not to hold Landlord responsible or liable in damages by abatement of rent or otherwise for any damage sustained by Tenant or any other person due to the building or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident, unless resulting from affirmative acts of negligence on Landlord's part, especially, but not exclusively, any damage caused by surface or other water, snow, windstorm, tornado, gas, steam, electric wiring, plumbing, or heating apparatus; and not to hold Landlord liable for any acts or omissions of co-tenants or other occupants of the building, or for losses by theft.

21.4.2 Notwithstanding anything elsewhere in this lease, Tenant hereby releases Landlord from any claim, regardless of cause, with respect to water or other damage sustained by Tenant from the sprinkler system covering the premises or the operation of said sprinkler system.

- Lease, page 25

ARTICLE 22 - QUIET ENJOYMENT

SECTION 22.1 Landlord's Covenant.

Upon payment by Tenant of the rents provided, and upon observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the leased premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this lease.

ARTICLE 23 - HOLDING OVER

SECTION 23.1 Holding Over.

Any holding over after the expiration of the term hereof, or any renewal or extension thereof, shall, unless the parties agree otherwise, automatically be deemed to create a month-to-month tenancy at the rents herein specified in effect at the time of the holdover and shall otherwise be on the terms and conditions herein specified, so far as possible, except that Landlord may terminate the holdover tenant and Tenant's possession at any time upon written notice to Tenant sent at least thirty (30) days prior to the date of such termination.

ARTICLE 24 - MISCELLANEOUS

SECTION 24.1 Waiver.

The waiver by Landlord or any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term or condition of this lease shall be deemed to have been waived by Landlord unless such a waiver be in writing by Landlord.

SECTION 24.2 Accord and Satisfaction.

No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this lease provided.

- Lease, page 26

SECTION 24.3 Entire Agreement.

This lease and the Exhibits, and Rider, if any, attached hereto forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the leased premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

SECTION 24.4 Solely for Benefit of Parties.

It is expressly understood and agreed that this lease and the covenants contained herein are for the sole benefit of Landlord and Tenant, their successors and assigns, and that all rights of action for any breach or any covenant herein contained are reserved to such parties, and it is further expressly understood and agreed that such parties may by mutual agreement alter, amend, modify, or revoke or rescind this lease or any covenant herein contained in any writing and at any time.

SECTION 24.5 Notices.

Any notice, demand, request or other instrument which may be or are required to be given under this lease shall be delivered in person or sent by United States certified mail postage prepaid and shall be addressed (a) if to Landlord at the address first herein above given or at such address as Landlord may designate by written notice and (b) if to Tenant at the leased premises with a copy to:

iCoreConnect Inc

Attention: Mr. Robert McDermott, CEO

13506 Summerport Village Pkwy #160

Windermere, FL 34786

or at such other address as Tenant shall designate by written notice.

SECTION 24.6 Captions and Section Numbers.

The captions, section numbers, article numbers, and index appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this lease nor in any way affect this lease.

SECTION 24.7 Partial Invalidity.

If any section, clause, sentence, word, or provision of this lease or the application thereof to any party or circumstances shall, to any extent, be or become invalid or illegal, such provision is and shall be null and void, but the remainder of this lease shall not be affected thereby and each remaining provision of this lease shall be valid and enforceable to the fullest extent permitted by law.

- Lease, page 27

SECTION 24.8 Posting.

During the period of six (6) months prior to the expiration of this lease or any renewal thereof, Landlord shall have the right to display on the exterior of the premises but not in any window or doorway thereof, the customary sign "For Rent", and that during such period Landlord may show the premises and all parts thereof to prospective tenants between the hours of 10:00 a.m. and 5:00 p.m. on any day except Sunday and any legal holiday on which Tenant shall not conduct business. Landlord shall use reasonable efforts to notify Tenant in advance of such tours.

SECTION 24.9 Recording.

Tenant shall not record this lease, but shall upon the written request of Landlord join in the execution of a memorandum or so-called "short form" of this lease for the purposes of recordation. Said memorandum or short form of this lease shall describe the parties, the leased premises and the term of this lease and shall incorporate this lease by reference. The requesting party shall have the obligation to record, and pay for the costs of recording, any short form of this Lease.

SECTION 24.10 Landlord's Exculpation.

Anything to the contrary contained in this lease notwithstanding, Landlord and Landlord's heirs, personal representatives, successors and assigns, shall have absolutely no corporate or personal liability with respect to the performance of any of the terms, covenants, conditions and provisions of this lease, and Tenant shall look solely to the equity of Landlord, its heirs, personal representatives, successors and assigns, in the leased premises, to the rental income from the Office Complex received by Landlord, and to any applicable insurance proceeds for the satisfaction of each and every remedy of Tenant in the event of any breach of Landlord, its heirs, personal representatives, successors and assigns, of any of the terms, covenants, conditions and provisions of this lease to be performed by Landlord, such exculpation of liability to be absolute and without exception whatsoever.

SECTION 24.11 Interest.

If Tenant shall fail to pay, when the same is due and payable, any rent or additional rent, or any other amounts or charges becoming due hereunder, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the lesser interest rate of ten percent (10%) per annum or the maximum interest rate permitted by North Carolina law.

SECTION 24.12 Excuse of Performance - Force Majeure.

Except with respect to any monetary obligation owed by one party to the other, notwithstanding anything in this lease to the contrary, neither Landlord nor Tenant shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this lease to be performed by it if any failure of its performance shall be due to any strike, lockout, civil commotion, war, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any material or service, Act of God, or any other cause whatever.

- Lease, page 28

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- Lease, page 29

ARTICLE 25. EXECUTION

IN WITNESS WHEREOF 1 Landlord and Tenant have executed this lease as of the day and year first above written.

LANDLORD:
2 One 2 OF Concord, LLC

	By:	/s/ Dennis E. Yates	(SEAL)
WITNESS		Dennis E. Yates, Member

/s/ Eric Bass

TENANT:
iCoreConnect Inc

	By:	/s/ Robert McDermott	(SEAL)
Robert McDermott, CEO

WITNESS

/s/ Jeffrey Stellinga

- Lease, page 30

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- Lease, page 31

State of North Carolina

County of Cabarrus

I, Jane Ellington Harris , a Notary Public, in and for the County and State aforesaid, do hereby certify that Dennis E. Yates, Member of 2 One 2 of Concord, LLC, appeared before me this day and acknowledged the due execution of the foregoing Lease.

Witness my hand and official stamp or seal, this the 16th of July, 2020

/s/ Jane Ellington Harris
Notary Public: Jane Ellington Harris
My Commission Expires: 08/10/2020

State of Florida

County of

I, Alyse Fidanza  , a Notary Public, in and for the County and State aforesaid, do hereby certify that Robert McDermott, the Chief Executive Officer of iCoreConnect Inc, appeared before me this day and acknowledged the due execution of the foregoing Lease.

Witness my hand and official stamp or seal, this the 20th day of July, 2020 .

/s/ Alyse Fidanza
Notary Public:
My Commission Expires: 03/08/2022

- Lease, page 32

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- Lease, page 33

RULES AND REGULATIONS

TENANT AGREES AS FOLLOWS:

(1) All loading and unloading of goods shall be done only at such reasonable times, in the areas, and through the entrances, designated for such purposes by Landlord.

(2) The delivery or shopping of merchandise, supplies and fixtures to and from the leased premises shall be subject to such rules and regulations as in the judgement of Landlord are necessary for the proper operation of the leased premises or Office Complex.

(3) All garbage and refuse shall be kept in the kind of container specified by Landlord and shall be placed outside of the premises prepared for collection in the manner and at the times and places specified by Landlord.

(4) No radio or television or other similar device shall be installed without first obtaining in each instance Landlord consent in writing. No aerial shall be erected on the roof or exterior walls of the premises, or on the grounds without first obtaining in each instance, the written consent of Landlord. Any aerial so installed without such written consent shall be subject to removal without notice at any time.

(5) No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the leased premises without written consent of Landlord.

(6) If the leased premises are equipped with heating facilities separate from those in the remainder of the Office Complex, Tenant shall keep the leased premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

(7) The interior areas of the Building immediately adjoining the premises shall be kept clean and free from dirt and rubbish by Tenant to the satisfaction of Landlord, and Tenant shall not place or permit any obstructions or merchandise in such areas.

(8) The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant, who shall, or whose employees, agents or invitees shall have caused it.

(9) If reasonably required, Tenant shall use at Tenant's cost a qualified pest extermination contractor, whose services shall be scheduled so as not to reasonably interfere with the operation of the Office Complex.

(10) Tenant shall not burn any trash or garbage of any kind in or about the leased premises, the Office Complex, or within one mile of the outside property lines of the Office Complex.

- Lease, page 34

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- Lease, page 35

EXHIBIT "A-1"

LEASED PREMISES

(Proposed Rental Space)

- Lease, page 36

EXHIBIT "A-2"

SITE / PARKING PLAN

Available Parking for 7035/7039
(SHOWN IN RED BELOW)
2 one 2
(7035 PARCEL)
Mainline Parcel
10
7
7
10
6
3
4
8
5
5
9
12
9
11
6
28
12
13

Site/Parking Plan

Scale: 1" = 30'

Exhibit 'A-2'

January 10, 2019

	REQUIRED*	ALLOTED
7035 Parcel Mainline Parcel	41 spaces 115 spaces	43 spaces 122 spaces

* Existing parking requirements calculated based on 1 spot per 250 sf. Refer to Calculation sheet

- Lease, page 37

EXHIBIT "B"

LANDLORD'S WORK

The following work is to be done by LANDLORD at LANDLORD'S sole expense:

1. Construct equipment closet for network end points with lock.

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- Lease, page 38

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- Lease, page 39

EXHIBIT "C"

TENANT ALLOWANCE

NONE

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- Lease, page 40

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- Lease, page 41

EXHIBIT "D"

DESCRIPTION OF TENANT'S WORK

The following work is to be done by TENANT at TENANT'S sole expense:

Tenant is responsible for garbage/refuse disposal for their suite to common dumpster.

Tenant is responsible for the purchase of any and all interior and exterior signage and prior to installation shall have it approved by the landlord in writing for form and size.

Landlord shall provide design/layout of exterior/interior lobby signage for Suite “A.” Owner shall have right to review layout and shall reimburse Landlord at direct cost of signage attributable to Tenant.

END OF LEASE

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- Lease, page 42